Exhibit 22

                 SUBSIDIARIES OF THE REGISTRANT


The subsidiaries listed below are wholly-owned and all are consolidated in the financial statements.


                                  State or Country
       in Which
          Subsidiary Name    Incorporated or Organized

          Alumitech, Inc.             Delaware

          The Feldspar Corporation North Carolina

          Pyron Corporation           New York

          Pyron Metal Powders, Inc.   Delaware

          Suzorite Mica Products Inc.Ontario, Canada

              Suzorite Mineral Products, Inc.          Delaware